C:\personal\emerggrograph
Dreyfus Emerging Leaders Fund                          August 31, 1998

Comparison of change in value of $10,000 investment in Dreyfus Emerging Leaders Fund and the Russell 2000 Index


EXHIBIT A
                    Dreyfus             Russell
                    Emerging            2000
Period              Leaders             Index
                    Fund
----------------------------------------------------------------------------


9/29/95             10,000               10,000
8/31/96             14,609               10,888
8/31/97             21,103               14,041
8/31/98             18,820               11,317

----------------------------------------------------------------------------


* Source: Lipper Analytical Services, Inc.

Average Annual Total Returns

          One Year Ended           From Inception (9/29/95)
          August 31, 1998          to August 31, 1998
          (10.82%)                 24.18%